UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	December 31, 2004

Annuity and Life Re (Holdings), Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-16561	66-0619270

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cumberland House, 1 Victoria Street, Hamilton, Bermuda	HM 11

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(441) 296-7667

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Definitive Material Agreement.
SIGNATURES

Item 1.01. Entry Into a Definitive Material Agreement.

     On December 31, 2004, Annuity and Life Re (Holdings), Ltd. (the “Company”) entered into a letter of intent with Transamerica Occidental Life Insurance Company (“Transamerica”), the cedent under the Company’s largest annuity reinsurance contract. The letter of intent provides for the novation by the Company to Transamerica of two blocks of life reinsurance as of December 31, 2004. In consideration of these novation transactions, the Company has agreed to pay Transamerica $18.5 million, representing a transfer of reserves related to the contracts to be novated.

     The letter of intent also provides that, upon consummation of the novation transactions described above, Transamerica will terminate its annuity reinsurance contract with the Company and recapture all business ceded under the contract effective as of December 1, 2004. In consideration of the recapture, the Company has agreed to pay Transamerica all amounts owed under the annuity reinsurance contract through November 30, 2004, along with a termination premium of $14.0 million.

     Upon consummation of the novations and the termination of the annuity reinsurance contract, approximately $29 million of collateral held in a trust established with respect to certain of the life reinsurance contracts to be novated will be transferred to Transamerica. In addition, the letters of credit posted by the Company on behalf of the cedent under another of the life reinsurance contracts will be cancelled and the collateral securing those letters of credit will be released. All amounts payable to Transamerica in connection with the novation and recapture transactions will first be paid from this collateral. Following those payments, the Company expects that approximately $8 million of cash and securities currently posted as collateral will be released to it.

     The Company expects to report substantial charges in the fourth quarter of 2004 relating to the transactions described above. These charges are due to payments to Transamerica and the write off of deferred acquisition costs and funds withheld at interest assets in excess of reserves for interest sensitive contract liabilities and life reinsurance reserves related to the contracts to be novated and terminated. While the Company is still preparing its financial results for the fourth quarter of 2004, it anticipates a GAAP loss of approximately $61 million relating to the novation and recapture transactions.

     The consummation of the novation and recapture transactions is subject to certain closing conditions, including the negotiation and execution of definitive agreements between the parties and requisite corporate approvals. While the Company and Transamerica have agreed to use their best efforts to negotiate and execute such definitive agreements on or before January 31, 2005, there can be no assurance that they will be able to do so. The amounts payable in connection with the transactions described above are based on models and data prepared by the Company, and are subject to adjustment based on certain factors, including Transamerica’s validation of the Company’s models.

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. All statements which address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. The Company cautions that actual events and results could differ materially from those expressed or implied in forward-looking statements. Important factors that could cause actual events or the Company’s actual results of operations or financial condition to differ from those expressed or implied in the Company’s forward-looking statements include, but are not limited to, the Company’s ability to negotiate definitive documentation relating to the transactions described in this report and otherwise satisfy the closing conditions to those transactions. Investors are also directed to consider the risks and uncertainties discussed in other documents the Company has filed with the Securities and Exchange Commission, and in particular, the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on the Company’s behalf.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNUITY AND LIFE RE (HOLDINGS), LTD.

Date: January 6, 2005	By:	/s/ John W. Lockwood

John W. Lockwood
Chief Financial Officer